Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS
•	EPS Increases 15% to $1.12 Per Diluted Share
•	Comparable Store Sales Decrease 0.3%
•	Continued Strong Growth in E-Commerce Sales
•	Company Successfully Launches Mobile App

BIRMINGHAM, Ala. (May 25, 2018) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided the following business updates:

First Quarter Results
Net sales for the 13-week period ended May 5, 2018, decreased 0.4% to $274.7 million compared with $275.7 million for the 13-week period ended April 29, 2017.  Comparable store sales decreased 0.3%.  E-commerce sales represented 7.0% of total sales for the first quarter.

Gross margin was 35.2% of net sales for the 13-week period ended May 5, 2018, compared with 35.6% for the 13-week period ended April 29, 2017.  The decline was mainly due to increased sales of clearance merchandise and freight associated with e-commerce sales.  At the end of the first quarter of Fiscal 2019, aged inventory levels were significantly improved compared with the same period last year.

Store operating, selling and administrative expenses were 22.5% of net sales for the 13-week period ended May 5, 2018, compared with 21.2% of net sales for the 13-week period ended April 29, 2017.  The increase was mainly due to reinvestment of tax reform savings to benefit the Company's team members, additional marketing initiatives to drive e-commerce sales and investments made to launch our new mobile app.

Net income for the 13-week period ended May 5, 2018, was $21.5 million compared with net income of $20.9 million for the 13-week period ended April 29, 2017.  Earnings per diluted share was $1.12 for the 13-week period ended May 5, 2018, compared with earnings per diluted share of $0.97 for the 13-week period ended April 29, 2017.

Jeff Rosenthal, President and Chief Executive Officer, stated, "Overall we were pleased with our results, as we exceeded our internal plan and experienced gross margin improvement in April.  Branded apparel was especially strong during the quarter with comparable store sales in the high single-digit range, while footwear and cleats were positive as well.  E-commerce sales continued to perform above expectations and represented approximately 7% of total sales for the quarter.  We are also very encouraged with the early results of our new mobile app and believe this will be a great tool for our highly mobile customer.  Additionally, we continue to make good progress on our Buy Online, Pick up in Store and Reserve in Store capabilities, and plan to launch this functionality ahead of the holiday season.  As we start the second quarter, we believe we are well positioned with fresh assortments and easier comparisons as we prepare for the back-to-school season."

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For the quarter, Hibbett opened seven new stores, expanded four high-performing stores and closed 18 underperforming stores, bringing the store base to 1,068 in 35 states as of May 5, 2018.

Liquidity and Stock Repurchases
Hibbett ended the first quarter of Fiscal 2019 with $115.8 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $60.0 million unsecured credit facilities.

During the first quarter, the Company repurchased 40,299 shares of common stock for a total expenditure of $0.9 million.  Approximately $203.6 million remained authorized for future stock repurchases as of May 5, 2018.

Fiscal 2019 Outlook
The Company is maintaining its guidance for Fiscal 2019, with earnings per diluted share in the range of $1.65 to $1.95.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 25, 2018, to discuss first quarter Fiscal 2019 results.  The number to call for the live interactive teleconference is (212) 231-2907.  A replay of the conference call will be available until June 1, 2018, by dialing (402) 977-9140 and entering the passcode, 21887007.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter Fiscal 2019 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on May 25, 2018, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, the impact of our mobile app and expectations around our Buy Online, Pick up in Store and Reserve in Store capabilities.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 30, 2018. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Net sales	$274,707	$275,688
Cost of goods sold	177,934	177,470
Gross margin	96,773	98,218
Store operating, selling and administrative expenses	61,904	58,337
Depreciation and amortization	6,248	5,713
Operating income	28,621	34,168
Interest expense, net	57	66
Income before provision for income taxes	28,564	34,102
Provision for income taxes	7,055	13,192
Net income	$21,509	$20,910

Net income per common share:
Basic earnings per share	$1.13	$0.98
Diluted earnings per share	$1.12	$0.97

Weighted average shares outstanding:
Basic	18,970	21,316
Diluted	19,143	21,466

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 5, 2018	February 3, 2018
Assets
Cash and cash equivalents	$115,827	$73,544
Inventories, net	229,109	253,201
Other current assets	18,840	20,029
Total current assets	363,776	346,774
Property and equipment, net	107,132	109,698
Other assets	4,341	5,374
Total assets	$475,249	$461,846

Liabilities and Stockholders' Investment
Accounts payable	$83,406	$93,435
Short-term capital leases	641	663
Accrued expenses	23,206	21,469
Total current liabilities	107,253	115,567
Non-current liabilities	26,313	26,683
Stockholders' investment	341,683	319,596
Total liabilities and stockholders' investment	$475,249	$461,846

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Sales Information
Net sales decrease	-0.4%	-2.3%
Comparable store sales decrease	-0.3%[1]	-4.9%[2]

Store Count Information
Beginning of period	1,079	1,078
New stores opened	7	13
Stores closed	(18)	(9)
End of period	1,068	1,082

Stores expanded	4	4
Estimated square footage at end of period (in thousands)	6,094	6,158

Balance Sheet Information
Average inventory per store	$214,521	$230,461

Share Repurchase Program
Shares	40,299	748,134
Cost (in thousands)	$871	$22,337

1) Represents the decrease in comparable store sales from the 13 weeks ended May 5, 2018, to the 13 weeks ended May 4, 2017.
2) As originally reported for the first quarter ended April 29, 2017. The comparable store sales decrease was 4.8% adjusted for the week shift due to the 53rd week in Fiscal 2018.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Fiscal 2018 Comparable Store Sales and Net Sales
As Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	-4.9%	-11.7%	-1.3%	1.6%	-3.8%
Comparable store sales increase (adjusted for week shift)	-4.8%	-11.0%	0.3%	1.0%	-3.6%
Impact of week shift	0.1%	0.7%	1.6%	-0.6%	0.2%

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales (originally reported)	$275.7	$188.0	$237.8	$266.7	$968.2
Net sales (adjusted for one week)	$275.2	$206.0	$220.6	$265.8	$967.6
Impact of week shift	$(0.5)	$18.0	$(17.2)	$(0.9)	$(0.6)

(a) Due to the 53rd week in Fiscal 2018, each quarter in Fiscal 2019 starts one week later than the same quarter in Fiscal 2018. The charts above present comparable store sales and net sales for Fiscal 2018 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2019 quarters.

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